Exhibit 21
Subsidiaries of Grubb & Ellis Company

Subsidiaries		State of Incorporation
1.	Aequus Property Management Company	Texas
2.	Grubb & Ellis Affiliates, Inc.	Delaware
3.	Grubb & Ellis of Arizona, Inc.	Washington
4.	Grubb & Ellis Asset Services Company	Delaware
5.	Grubb & Ellis Europe, Inc.	California
6.	Grubb & Ellis Institutional Properties, Inc.	California
7.	Grubb & Ellis Management Services, Inc.	Delaware
Subsidiaries of Grubb & Ellis Management Services, Inc.:
	a. Grubb & Ellis Management Services of Michigan,	Michigan
Inc. (“GEMS of Michigan”)
	b. Grubb & Ellis Management Services of Canada, Inc.	Canada
	c. GEMS Mexicana, S. DE R.L. DE C.V. (98% owned	Mexico
by GEMS, 2% owned by GEMS of Michigan, Inc.)
	d. Grubb & Ellis Management Services of Brazil LTDA	Brazil
(98% owned by GEMS, 2% owned by GEMS of Michigan, Inc.)
	e. GEMS of Sweden, AB	Sweden
	f. GEMS Korea, LLC	Korea
	g. Crane Realty & Management Co.	California
Subsidiaries of Crane Realty & Management Co.:
	1. Crane Realty Services, Inc.	California
	h. Middle East Real Estate Services, LLC	Delaware
8.	Grubb & Ellis Mortgage Group, Inc.	California
9.	Grubb & Ellis Mortgage Services, Inc.	California
10.	Grubb & Ellis New York, Inc.	New York
11.	Grubb & Ellis of Michigan, Inc.	Michigan
12.	Grubb & Ellis of Nevada, Inc.	Nevada
13.	Grubb & Ellis Advisers of California, Inc.	California
14.	Grubb & Ellis Consulting Services Company	Florida
Subsidiaries of Grubb & Ellis Consulting Services Company:
	a. Landauer Hospitality International, Inc.	Delaware
	b. Landauer Securities, Inc.	Massachusetts
15.	Grubb & Ellis Southeast Partners, Inc.	California
16.	HSM Inc.:	Texas
17.	Montclair Insurance Company, Ltd.	Bermuda
18.	White Commercial Real Estate	California
19.	Wm. A. White/Grubb & Ellis, Inc.	New York